EXHIBIT 99.1

News Release

Press Department:
Diana Phillips
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2007 THIRD
QUARTER AND FIRST NINE MONTHS RESULTS

• Third Quarter Loss from Continuing Operations Improves $9.5 million, or

31%, from Prior Third Quarter

• First Nine Months Revenues and Net Income Highest in Company History

• Aggregate Auction Sales up 32% from September 1st to November 8th Versus the Prior Year Period

November 9, 2007, New York -- Sotheby’s (NYSE: BID) today announced results for the third quarter and first nine months ended September 30, 2007.

For the quarter ended September 30, 2007, the Company reported operating revenues of $85.1 million, a $27.7 million, or 48%, increase from the prior period, primarily due to higher auction commission revenues and private sales commissions. For the third quarter of 2007, loss from continuing operations was ($20.9) million, or ($0.33) per diluted share, compared to ($30.4) million, or ($0.49) per diluted share for the prior period, a $9.5 million, or 31%, improvement. This improvement, which is due to the increase in revenues highlighted above, is partially offset by certain expense increases.

These favorable results for the quarter when compared to the prior year were achieved after taking into account losses on certain auction guarantees in this week’s Impressionist and Modern Art sale. The pre-tax $14.6 million in losses related to these auction guarantees is reflected within the Company’s results for the third quarter of 2007 as these guarantees were outstanding as of September 30, 2007.

Because of the seasonal nature of the art auction market, Auction Sales in the third quarter have historically represented only approximately 7%-10% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six month periods, which better reflect the auction market business cycle.

For the first nine months of 2007, operating revenues were a record $572.0 million, a $170.3 million, or 42%, improvement from the prior period. This increase is largely due to a 40% increase in auction commission revenues to $457.5 million from the prior period and a 111% increase in private sales commissions over the period to $42.7 million which is largely due to a 52% increase in Consolidated Sales* to $3.8 billion. Income from continuing operations for the first nine months of 2007 was a record $110.7 million, a $72.7 million, or 191%, increase from the prior period. For the first nine months of 2007, diluted earnings per share from continuing operations was $1.69, more than double the prior period figure of $0.62.

The Company’s results for the first nine months of 2007 were significantly impacted by a one-time benefit of $20 million related to an insurance recovery from the key man life insurance policy covering Robert Noortman, who died unexpectedly in January 2007 and a $4.8 million gain on the sale of our former Billingshurst salesroom property in the United Kingdom, partially offset by a $15 million impairment charge related to intangible assets and goodwill of Noortman Master Paintings, B.V. Excluding these items, income from continuing operations* for the first nine months of 2007 would have been $102.4 million, or $1.56 per diluted share*, a $64.4 million, or 169%, improvement from the prior period.

“The art market has shown considerable strength since the beginning of our fall season and we remain positive for the remainder of the year,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “Our aggregate auction sales from September 1st through yesterday are up 32% from the equivalent period in 2006 and total $1.1 billion.”

“We are pleased to report that our Impressionist and Modern Art sales this week were profitable,” Mr. Ruprecht continued. “However, these results fell below our pre-sale expectations. Our Impressionist and Modern Art sales totaled $331.5 million, a 12% increase over the previous year and our third highest total ever. Sotheby's sold the top lot of the week, Paul Gauguin's Te Poipoi (The Morning) which sold for $39.2 million, just below the current Gauguin record of $40.3 million set one year ago, and sold ten works for over $10 million, in comparison to seven in our May Impressionist sales.” Mr. Ruprecht added, “with respect to auction guarantees, we have made money on our overall guarantee portfolio year after year and despite the losses recorded in the third quarter, it is our current expectation that we will make money on an aggregate basis this year as well.”

Fourth Quarter Sales
Last month, Asia Week in Hong Kong achieved its highest total ever for a series of sales. The nine sales brought $200.1 million, 46% higher than last year’s total of $137.2 million and well above the pre-sale estimate of $129/173 million. Chinese Works of Art were in high demand, bringing $83.1 million with its three sales highlighted by the Imperially Inscribed ‘Tai Shang Huang Di’ White Jade Seal which sold for $5.9 million, a record for white jade at auction. Asian Contemporary Art brought a record $42.5 million, soundly above its high estimate of $28 million. Also, Sotheby’s Magnificent Jewels and Jadeite sale brought a record $40.8 million, highlighted by a 6.04 carat Superb and Extremely Rare Fancy Vivid Blue Diamond Ring which brought $8.0 million and the per-carat record for a gemstone at auction.

In London last month, Sotheby’s held a successful series of Contemporary Art sales in conjunction with the increasingly popular Frieze Art Fair. The three sales brought a total of $134.8 million, near the high end of the pre-sale estimate of $99/138 million and 111% above the prior year’s London October Contemporary Art sales. Nineteen auction records were set during the series, highlighted by record for a Chinese Contemporary Work of Art sold at auction, Yue Minjun’s Execution which sold for $6 million.

In New York at the end of October, the two-day sale of property from the legendary Galerie Ariane Dandois in Paris brought an outstanding $32.8 million, well above the pre-sale high estimate of $20 million. Many of the top prices were for Neoclassical furniture and for objects from across the Continent. The sale achieved the highest total ever for a dealer sale in this category and over half of the lots sold for above their high estimates.

Also in New York last month, Sotheby’s Photographs sale brought the highest total ever for Sotheby’s in this category with a total of $11 million, above the estimate of $7/10 million. Highlighting the sale was Edward Weston’s Nautilus which brought $1.1 million and a record for the artist at auction. Records were also set for Imogen Cunningham, Frederick Sommer, Aaron Siskind, Louis Faurer, Peter Beard and Herb Ritts, among others.

Sotheby’s had planned to auction the Rostropovich-Vishnevskaya Collection of Russian Art in late September in London. However, the Collection was purchased in its entirety prior to the auction for an undisclosed sum by Alisher Usmanov, a prominent Russian businessman, with the intention to bring the Collection to Russia, to the delight of the Vishnevskaya family and the Russian Federal Agency of Culture and Cinematography.

Sotheby’s fall New York Contemporary sales will take place next week on November 14th and 15th and are estimated to achieve $298 to $408 million. Highlights include two works by Francis Bacon, Bullfight and Self-Portrait which are estimated to bring in excess of $35 million and $15 million, respectively. Other highlights are Jeff Koons’ Hanging Heart (Magenta/Gold) (estimated at $15/20 million), Mark Rothko’s Untitled (estimated at $12/18 million) and Andy Warhol’s Self-Portrait (estimated at $9/12 million). Other featured artists include Jean-Michel Basquiat, Donald Judd, Gerard Richter and Cy Twombly.

Also on November 14th in Geneva, the auction of Magnificent Jewels will include the largest, purest white flawless brilliant-cut diamond ever to appear at auction and is estimated to achieve $12/16 million. Weighing 84.37 carats, it has received the highest possible grading from the GIA. The entire sale is expected to bring $42/58 million.

In London on November 26th and 27th, sales of Russian art are estimated to bring $50/75 million. The highlights of the evening sale are Natalia Sergeevna Goncharova's Bluebells (estimated at $6/10 million) which is one of the few Primitivist oil paintings still in private hands and Liubov Sergeevna Popova’s Still life with Tray which is one of his finest compositions to remain in private hands (estimated at $3/4 million). Other featured artists are Aristarkh Lentulov, Mikhail Larionov and Konstantin Korovin.

On November 28th, the American Paintings sale in New York, estimated at $45/68 million, will include Winslow Homer’s watercolor, Fishergirls Coiling Tackle, which is one of many paintings he created in his two years at the fishing town of Cullercoats on the northeastern coast of England. This painting is estimated to sell for $4/6 million. Other featured artists include Andrew Wyeth, Norman Rockwell, Edward Henry Potthast and Maurice Prendergast.

In early December, Sotheby’s will be offering the Magna Carta for sale in New York. Arguably the most famous single document in existence, this iconic manuscript, dated 1297, is the original charter that enshrined the rights of man into English law, and inspired the passion for liberty that flowered in America in the 18th century and continues around the world today. Issued by King Edward I, and sealed by the king, this astonishing survivor is one of fewer than twenty examples of the Magna Carta, and the only one ever likely to be sold. It is estimated to sell for $20/30 million.

Also in early December in New York, Sotheby’s is looking forward to selling one of the most important relics of George Washington’s life, his specially commissioned Order of the Cincinnati Medal. Following Washington’s death in 1799, his family presented the medal to the Marquis de Lafayette whom Washington considered his adopted son and who was a key figure in the American Revolutionary War. The Cincinnati Medal is estimated to bring $4/10 million.

On December 5th in New York, Sotheby’s will be selling in its Antiquities sale one of the last known masterworks from the dawn of civilization still in private hands, The Guennol Lioness. This powerful and finely carved lioness was carved approximately 5,000 years ago in ancient Mesopotamia. This icon of Near-Eastern Ancient art is estimated to sell for $14/18 million.

In early 2008, Sotheby’s will present an exhibition of a single artist, the renowned sculptor, Bernar Venet, on the grounds of Isleworth Golf and Country club in Windermere, Florida. From January to April 2008, twenty-five sculptures, some of which will be sold, will showcase the artist’s work from the past two decades.

* Non-GAAP financial measure. Please refer to Appendix B.
Note: All estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in eleven other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Table Follows
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s earnings conference call will take place on Friday, November 9, 2006, at 9:00 AM EST. Domestic callers should dial: 800-257-7087 and international callers should dial: 303-262-2075. The call reservation number is 11101670.

To listen to the conference call via web cast, please go http://w.on24.com/r.htm?e=97462&s=1&k=B88BF1F1330491B279A0ED6E11791ED9. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Revenues:
Auction and related revenues	$66,359	$50,830	$509,653	$383,200
Finance revenues	4,029	4,347	13,028	11,329
Dealer revenues	13,442	920	45,784	3,785
License fee revenues	920	961	2,323	2,153
Other revenues	308	322	1,177	1,227
Total revenues	85,058	57,380	571,965	401,694

Expenses:
Direct costs of services	11,255	9,793	58,721	45,904
Dealer cost of sales	8,594	567	34,126	567
Salaries and related costs	55,229	45,709	195,122	160,051
General and administrative expenses	40,492	34,162	123,282	97,370
Depreciation and amortization expense	5,500	5,372	16,295	16,035
Impairment loss	-	-	14,979	-
Gain on sale of land and buildings	-	-	(4,752)	-
Total expenses	121,070	95,603	437,773	319,927

Operating (loss) income	(36,012)	(38,223)	134,192	81,767

Interest income	3,549	1,165	10,244	2,793
Interest expense	(6,812)	(8,151)	(21,480)	(25,051)
Insurance recovery	-	-	20,000	-
Other income (expense)	666	(1,471)	2,397	(2,041)

(Loss) income from continuing operations before taxes	(38,609)	(46,680)	145,353	57,468
Equity in earnings of investees, net of taxes	640	151	2,389	660
Income tax (benefit) expense	(17,021)	(16,104)	37,007	20,110
(Loss) income from continuing operations	(20,948)	(30,425)	110,735	38,018

Discontinued operations:
Loss from discontinued operations before taxes	-	(475)	-	(1,961)
Income tax benefit	-	(173)	-	(687)
Loss from discontinued operations	-	(302)	-	(1,274)

Net (loss) income	($20,948)	($30,727)	$110,735	$36,744

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	($0.33)	($0.49)	$1.74	$0.64
Loss from discontinued operations	0.00	0.00	0.00	(0.02)
Basic (loss) earnings per share	($0.33)	($0.50)	$1.74	$0.62

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	($0.33)	($0.49)	$1.69	$0.62
Loss from discontinued operations	0.00	0.00	0.00	(0.02)
Diluted (loss) earnings per share	($0.33)	($0.50)	$1.69	$0.60

Basic and diluted weighted average shares outstanding:
Basic	63,974	61,780	63,627	59,564
Diluted	63,974	61,780	65,461	61,367

Cash dividends paid per common share	$0.15	$0.10	$0.35	$0.10

APPENDIX B

SOTHEBY'S
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:
GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by 1 are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars, except per share data).

	Nine Months Ended
	September 30,		$ Increase /	% Increase /
	2007	2006	Decrease	Decrease

GAAP Dealer Revenues	$45,784	$3,785	$41,999	1110%
Aggregate Auction Sales (1)	3,202,787	2,222,281	980,506	44%
Private Sales (2)	528,682	267,738	260,944	97%
Consolidated Sales	$3,777,253	$2,493,804	$1,283,449	51%

GAAP Income from Continuing Operations	$110,735	$38,018	$72,717	191%
Adjustments:
Insurance recovery	(20,000)	-	(20,000)	n/a
Impairment loss	14,979	-	14,979	n/a
Gain on sale of land and buildings	(3,326)	-	(3,326)	n/a
Adjusted Income from Continuing Operations	$102,388	$38,018	$64,370	169%

GAAP Diluted Earnings per Share from Continuing
Operations	$1.69	$0.62	$1.07	173%
Adjustments:
Insurance recovery	(0.31)	-	(0.31)	n/a
Impairment loss	0.23	-	0.23	n/a
Gain on sale of land and buildings	(0.05)	-	(0.05)	n/a
Adjusted Diluted Earnings per Share from Continuing
Operations	$1.56	$0.62	$0.94	152%

(1) Represents the hammer (sale) price of property sold at auction plus buyer's premium.
(2) Represents the total purchase price of property sold in private sales brokered by the Company's Auction segment.